Exhibit 10.1

EXECUTION COPY

WAIVER AND RELEASE

This Waiver and Release (this “Release”) is executed by Tom Musgrave (the “Executive”) pursuant to Section 7(d) of the Employment Agreement, dated as of January 23, 2018, by and between AMERICOLD LOGISTICS, LLC and the Executive (the “Employment Agreement”). Capitalized terms used but not defined in this Release have the meanings given to them in the Employment Agreement.

1.    Separation Pay. Subject to Executive’s compliance with the terms and conditions of this Release, the Company will pay Executive the compensation and benefits established in Section 7(b) of the Employment Agreement and the payments and benefits to be provided to the Executive that are described in Appendix A hereto (together the “Separation Pay”). The Separation Pay encompasses and is in lieu of any other payments and benefits to which Executive may be entitled from the Company upon the termination of Executive’s employment. Executive will not be entitled to any Separation Pay if Executive fails to sign and return this Release.

2.    General Release. In consideration of the Separation Pay, the Executive, on behalf of the Executive and anyone claiming through the Executive, hereby fully and completely releases, acquits and forever discharges the Company, its affiliates and related entities, and each of their respective current and former employees, officers, directors, shareholders, partners, members, managers, agents, employee benefit plans and fiduciaries, insurers, trustees, attorneys, joint venture partners, transferees, successors and assigns (each a “Released Party” and collectively, the “Released Parties”), collectively, separately, and severally, of and from any and all claims, demands, damages, causes of action, debts, liabilities, controversies, judgments, and suits of every kind and nature whatsoever, foreseen, unforeseen, known or unknown, that arise out of or relate to the Executive’s employment or termination of employment with the Company and that the Executive has had, now has, or may have against the Released Parties (or any of them) at any time up to and including the date the Executive signs this Release, with the exception of the claims set forth in Section 2 below (the claims released in this Release are collectively referred to as the “Released Claims”). The Released Claims include: (i) all claims arising under any federal, state or local statute or ordinance, constitutional provision, public policy or common law, including all claims under Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Civil Rights Act of 1866, the Civil Rights Act of 1871, the Employee Retirement Income Security Act (with respect to unvested benefits), COBRA, the Americans with Disabilities Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Georgia Equal Pay Act, and the Georgia Equal Employment for People with Disabilities Code, all as amended; (ii) all claims arising under discrimination laws, whistleblower laws and laws relating to violation of public policy, retaliation, or interference with legal rights; (iii) all claims for compensation of any type whatsoever, including but not limited to claims for wages, bonuses, commissions, incentive compensation, equity, vacation, sick leave, PTO and severance; (iv) all claims arising under tort, contract and/or quasi-contract law, including all claims arising under the Employment Agreement; and (v) all claims for monetary or equitable relief, including but not limited to attorneys’ fees, back pay, front pay, reinstatement, experts’ fees, medical fees or expenses, costs and disbursements. Executive hereby waives any right to seek or recover any individual relief (including any money damages, reinstatement, or other relief) in connection with any of the Released Claims through any charge, complaint, lawsuit, or other proceeding, whether commenced or maintained by Executive or by any other person or entity, with the exception of any right to seek an award pursuant to Section 21F of the Securities Exchange Act of 1934.

3.    Excluded Claims. The Released Claims do not include (a) any claims for vested benefits to which the Executive is entitled upon the termination of the Executive’s employment in accordance with the terms of the applicable benefit plans (for the avoidance of doubt, no term or provision under the Employment Agreement shall be deemed a benefit plan for purposes of this Release); (b) any claims related to acts, omissions or events occurring after the date this Release is signed by the Executive; (c) any right that the Executive may have to indemnification or insurance coverage under the Company’s organizational documents or any directors and officers insurance policy; (d) any claims that cannot legally be waived by private agreement.

4.    Covenant Not to Sue. Except as otherwise provided in Section 6 below, the Executive promises that the Executive will not file, instigate or participate in any proceeding against any of the Released Parties relating to any of the Released Claims. In the event the Executive breaches the covenant contained in this Section 4, the Executive agrees to indemnify the Released Parties for all damages and expenses, including attorneys’ fees, incurred by any Released Parties in defending, participating in or investigating any matter or proceeding covered by this Section 4.

5.    Representations. The Executive represents and warrants that (a) the Executive has been properly paid for all hours worked and has received all wages, bonuses, vacation pay, expense reimbursements and any other sums due from the Company (other than the Separation Pay); (b) the Executive has returned all Company property in the Executive’s possession or control and has permanently deleted any Confidential Information stored on any electronic device, web-based email or other storage location not owned by the Company but within the Executive’s possession or control; (c) the Executive has suffered no work-related injury or occupational disease during the course of the Executive’s employment with the Company that the Executive has not reported in writing to the Company; (d) the Executive is not aware of any activity by the Company or any other Released Party that the Executive believes to be unlawful or potentially unlawful; (e) the Executive has not filed any complaints, claims or actions against the Company or any other Released Party; and (f) the Executive has not assigned, transferred, conveyed or otherwise disposed of any Released Claims.

6.    Protected Rights/Permitted Disclosures. Nothing contained in this Release limits Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission or any other federal, state or local governmental agency or commission (collectively, “Government Agencies”), or prevents Executive from providing truthful testimony in response to a lawfully issued subpoena or court order. Further, this Release does not limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. Executive is hereby notified that under the Defend Trade Secrets Act: (a) no individual will be held criminally or civilly liable under federal or state trade secret law for disclosure of a trade secret (as defined in the Economic Espionage Act) that is: (i) made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law; or (ii) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and (b) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

7.     Effective Date. This Release shall become effective on the date on which the Executive has signed it (the “Effective Date”).

8.    General Provisions. The Released Parties expressly deny that they have any liability to Executive, and this Release is not to be construed as an admission of any such liability. This Release is governed by the laws of the State of Georgia. This Release constitutes the entire agreement between Executive and the Company with respect to the issues addressed in this Release. Executive represents that Executive is not relying on any other agreement or oral representations not fully expressed in this Release. This Release may not be modified, altered, or discharged except in writing signed by Executive and an authorized Company representative. The headings in this Release are for reference only, and do not in any way affect the meaning or interpretation of this Release. This Release may be used as evidence in a subsequent proceeding in which Executive or the Company allege a breach of this Release or as a complete defense to any lawsuit. Other than this exception, Executive agrees that this Release will not be introduced as evidence in any administrative proceeding or in any lawsuit. Executive agrees that should any part of this Release be found to be void or unenforceable by a court of competent jurisdiction or Government Agency, that determination will not affect the remainder of this Release. A facsimile or scanned (e.g., .PDF, .GIF, etc.) signature shall be deemed to be an original.

ACCEPTED AND AGREED BY:

/s/ Tom Musgrave

Tom Musgrave

February 19, 2019

Date

Appendix A

In addition to the compensation and benefits to be provided to the Executive pursuant to Section 7(b) of the Employment Agreement, the Executive shall be entitled to the following:

1.    The annual bonus specified in Section 5(b) of the Employment Agreement in respect of the calendar year 2018, payable at the time the Company pays bonuses for such calendar year to other senior executives generally as if the Executive were in active working status at such time; and

2.    Other bonus of Three Hundred Fifty Thousand Dollars ($350,000.00), to be paid over a period of twelve (12) months in accordance with the Company’s regular payroll practices, commencing as of April 6, 2019 (sixty (60) days after the Executive’s last day of employment of February 5, 2019).